Company Contact:	Investor Relations Contact:
Stephen Jones	Lippert / Heilshorn & Associates
Vice President — Investor Relations	Kirsten Chapman / David Barnard
217-258-9522	415-433-3777
investor.relations@consolidated.com	David@lhai-sf.com
Consolidated Communications Holdings, Inc. Executes
$100 Million Interest Rate Swaps
Represents Incremental $50 Million in Rate Swaps
Mattoon, IL — October 19, 2005 — Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) today announced the execution of a $100.0 million notional amount floating to fixed interest rate swap arrangements relating to a portion of its $425.0 million term loan facility maturing on October 14, 2011. The $100.0 million arrangement represents an incremental $50.0 million in rate swaps and replaces another $50.0 million which was recently terminated at the request of the participating bank.
The term loan facility is priced at an annual rate equal to the London interbank offered rate (LIBOR) plus 225 basis points. The new six-year agreements, which are effective on January 3, 2006, will fix the interest rates on approximately 85 percent of the company’s term debt versus approximately 73 percent prior to the new swap arrangement.
“This new swap arrangement was completed on terms similar to the rate swaps completed in August and will continue to minimize our exposure to short term swings in interest rates,” said Steve Childers, Consolidated’s chief financial officer. “As a result of the make whole provisions of the previous swap agreement, we received approximately $840,000 in cash, which will be recorded as a reduction of interest expense and recognized over the original lives of the broken swap agreements. After these transactions our weighted average interest rate on term debt is approximately 6.18 percent, versus 5.92 percent previously.”
About Consolidated Communications
Consolidated Communications Holdings, Inc. is an established rural local exchange company (RLEC) providing communications services to residential and business customers in Illinois and Texas. Each of the operating companies has been providing service in its local markets for over 100 years. With approximately 247,000 local access lines and approximately 33,000 digital subscriber lines (DSL), Consolidated Communications offers a wide range of telecommunications services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. Consolidated Communications is the 15th largest local telephone company in the United States.
Safe Harbor
This release contains forward-looking statements regarding future events and the future performance of Consolidated Communications Holdings, Inc. that involve risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, economic conditions, customer demand, increased competition in the relevant market and others. Please see the section entitled “Risk Factors” in our prospectus dated July 21, 2005, as well as the documents that we file from time to time with the Securities and Exchange Commission, such as the Company’s Form 10-Q for the quarter ended June 30, 2005, which contain additional important factors that could cause our actual results to differ from our current expectations and from the forward-looking statements discussed during in this presentation. Because of these risks, uncertainties and assumptions, you should not place undue reliance on the forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any such forward-looking information, whether as a result of new information, future events of otherwise.
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